Exhibit 99.7

April 7, 2022

Zurn Water Solutions Corporation

511 W. Freshwater Way

Milwaukee, WI 53204

Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

Zurn Water Solutions Corporation (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/ consent solicitation statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the Merger (as defined in the proxy statement/prospectus/consent solicitation statement).

Sincerely,

By:	/s/ Timothy Jahnke
Name:	Timothy Jahnke